Exhibit 10(c)

Amendment to Wells Fargo & Company Deferred Compensation Plan (“DCP”)

Section 2(P) of the DCP is amended effective July 1, 2017 to read in full as follows:

(P) Plan Administrator. “Plan Administrator” of the Plan is the Director of
Human Resources, the Director of Compensation and Benefits, and the Head of
Enterprise HR Consulting of the Company, each of whom, acting individually, may take action as the Plan Administrator.